Exhibit 10.1

July 25, 2007

Mr. Mark Hahn
3225 Mossy Ridge Ct.
Raleigh, NC 27613

Dear Mark:

On behalf of GigaBeam Corporation (“GigaBeam” or “Company”), I am pleased to offer you the position of Vice President of Finance and Administration and Chief Financial Officer. The position will commence on or before August 14th, 2007. This offer is valid through the end of the day on July 28th, 2007.

The following is a description of the terms and conditions of your employment.

1. Title and Responsibility: As Vice President of Finance and Administration and Chief Financial Officer, you will be expected to perform as the senior financial executive for the Company operating within the guidelines and rules as set forth by the Securities and Exchange Commission and Sarbanes Oxley. You will be expected to build and lead a team to manage the day to day finance and administration requirements of the Company, accounting and reporting, on time SEC reporting and filings so that the business is at all times compliant. You will also be instrumental in assisting with the communication of our Company’s message and performance to our investor community through direct and indirect interactions as necessary. You will also have overall responsibility for Human Resources and Legal functions for the Company. You can also be expected to be assigned other responsibilities.

2. Reporting to: S. Jay Lawrence - President and Chief Operating Officer and the Audit Committee for the Company

3. Base Salary:        At the monthly rate $15,833.33, annualized to $190,000, to be paid in accordance with GigaBeam’s normal payroll practices and procedures. You will also be eligible to participate in bonus and incentive programs as outlined below.

4. Bonus:                 Bonuses will be paid based on GigaBeam’s executive bonus program as set forth by the compensation committees of Board of Directors. Awarded bonuses will be paid annually unless special bonuses are granted.

5. Salary and Bonus Reviews: Your salary, bonus and commission incentive plan will be reviewed annually. Your initial review will be on or about December 2007; and subsequent annual reviews will occur on or about December of each year. Any increase in compensation will be based on your performance and success in your role as Vice President of Finance and Administration and CFO and, at the sole discretion of the Company and based upon the performance of GigaBeam.

6. Equity:                  Subject to approval by the Board of Directors, you will be eligible for Nonqualified Stock Options to purchase 125,000 shares of GigaBeam Common Stock at an exercise price to be set by the Board of Directors pursuant to our 2004 Stock Option Plan, as amended. The options will vest at 33 1/3% per year commencing on the first anniversary of the date of grant and will terminate ten years after the date of grant.

7. Primary Work Location: GigaBeam’s headquarters are based at 4021 Stirrup Creek Dr., Suite 400, Durham, NC 27703. Travel will be required on occasion and you will be expected to purchase reasonable cost effective travel which will be reimbursed by the Company.

8. Other Benefits:  The Company has established a group health benefit program currently with United Health Care and a group dental plan currently with Guardian as well as Long  Term Disability Insurance and Life/AD&D Insurance in which you may participate if eligible under the terms of those programs/plans. These benefits and benefit  providers may change from time to time at the discretion of the Company. If you elect to participate in the group health and/or group dental program, your coverage  would commence on the first day of the month following your date of hire. The Company has seven (7) fixed holidays and three (3) floating holidays which you  choose and arrange with your supervisor for a total of ten (10) holidays in accordance with Company policy. You can find out more information on these plans from  Ann Graham at (240) 876-5132.

9. Vacation:             You will receive four (4) weeks of paid vacation per year. Which will be earned at a rate of 13.33 hours/month in accordance with the Company’s vacation policy.

In accordance with GigaBeam’s standard employment practices, you will be required to sign an agreement covering Company Information and Inventions, and Company policy statements related to insider trading, code of business conduct, corporate communications and other policies as established by the Company from time to time.

Acknowledgment

By signing below, you acknowledge your understanding that your employment relationship with GigaBeam is terminable at will. You further acknowledge your understanding that you are free to leave your employment at any time, for any reason, either with or without cause and with or without notice, and that GigaBeam retains the same right to end the employment relationship at any time, for any reason, either with or without cause, and with or without advance notice. Accordingly, this letter does not create a contract of employment. The at will nature of your employment with GigaBeam may only be altered if you and the Company agree do so by written agreement.

This offer of employment will expire on Friday, July 20th at close of business. Please respond by email to me (jay.lawrence@gigabeam.com) and if acceptable, return a copy of this signed offer by overnight courier to GigaBeam Corporation, 4021 Stirrup Creek Dr. Suite 400, Durham, NC. Attn: Human Resournces.

Mark, I look forward to having you join us, and I am confident that you will be an outstanding addition to the GigaBeam team. If you have any questions, please contact me at 858-414-3209 (Cell).

Sincerely,

GigaBeam Corporation

By: /s/ S. Jay Lawrence 7/25/07

S. Jay Lawrence
President and Chief Operating Officer

I understand and agree to the terms contained in this letter.

Date:  7/25/07

Signature: /s/ Mark Hahn

Name: Mark Hahn